EXHIBIT 10.12

INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 26th day of February 2013 (the “Effective Date”), by and between Proguard Acquisition Corp. (the “Company”), a corporation duly organized and existing under the laws of the State of Florida, having its principal place of business at 3400 S.W. 26 Terrace, Suite A-8, Fort Lauderdale, FL. 33312 and American Capital Ventures, Inc. (the “Consultant”), a corporation duly organized and existing under the laws of the State of Florida, with offices at 2875 N.E. 191st Street, Suite 904, Aventura, FL 33180. Company and Consultant may also be referred to each herein as a “Party,” or collectively as the “Parties.”

WHEREAS, the Company sells office supplies for customers in the United States. It offers papers, printer toners, folders, break room supplies, janitorial supplies, furniture and technology products online.

WHEREAS, the Company wishes to retain the services of the Consultant described below on a non-exclusive basis on the terms and conditions herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, Consultant and Company agree as follows:

1.           Term, Extension & Termination. Company hereby retains the services of the Consultant for a period of six (6) months commencing on the Effective Date (the “Initial Term”). Company and Consultant may, at any time prior to expiration of the Initial Term, agree in writing to extend this Agreement beyond the Initial Term (each extension period being a “Renewal Term”). Unless immediate termination is specifically permitted herein, either Party may cancel this Agreement by providing thirty (30) calendar days prior written notice to the other Party (a “Termination Notice”) only after the initial Ninety (90) days from the Effective Date above (an “Early Termination”).  In the event of an Early Termination, the Company shall only be obligated to pay the Consultant the Monthly Cash Fee (as hereinafter defined) through the date of termination, pro-rated for a partial month.  Notwithstanding the foregoing, the provisions concerning confidentiality, indemnification and Company’s obligation to pay compensation earned during the Initial Term or any Renewal Term will survive termination of this Agreement through the end of the applicable statute of limitations.

2.           Consulting Fees / Expenses. In consideration for the ‘Consulting Services’ (defined in Section 3 below) Company shall pay to Consultant the following:

A. Four thousand dollars ($4,000), payable monthly in advance, by or before the 1st of each month, beginning March 1st, 2013, and then for five months thereafter, through August 2013 (the “Monthly Cash Fee”); and

B. Restricted Stock Fees: (Company shall, upon execution hereof, issue two million two hundred fifty thousand (2,250,000) unregistered Proguard Acquisition Corporation (PGRD) common shares (the “Compensation Shares”) in the name of Consultant (“American Capital Ventures, Inc.”).  The Consultant acknowledges its understanding that the Company has a pending 1:30 reverse stock split and that such Compensation Shares shall be reduced to 75,000 shares on the effective date of the split.

The Consultant acknowledges that the Compensation Shares are “restricted securities” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and the Company is a former “shell company” as that term is defined in the Securities Act.  The Consultant is an “accredited investor” as that term is defined in the Securities Act and has such knowledge and experience in financial, investment and business matters that it capable of evaluating the merits and risks of the investment in the Compensation Shares and represents that it (i) has adequate means of providing for its current financial needs and possible contingencies, and has no need for liquidity of investment in the Company; (ii) can afford (a) to hold unregistered securities for an indefinite period of time and (b) sustain a complete loss of the entire amount of such securities; and (iii) has not made an overall commitment to investments which are not readily marketable which is disproportionate so as to cause such overall commitment to become excessive.  The Compensation Shares are being acquired by the Consultant solely for its account for investment and not with a view to, or for resale in connection with, any distribution.  The  Consultant does not intend to dispose of all or any part of the Compensation Shares except in compliance with the provisions of the Securities Act and applicable state securities laws and understands that the Compensation Shares are being issued pursuant to a specific exemption under the provisions of the Securities Act, which exemption depends, among other things, upon the compliance with the provisions of the Securities Act.

The Company may insert the following or similar legend on the face of the certificate representing the Compensation Shares, if required in compliance with the Securities Act or state securities laws:

"These securities have not been registered under the Securities Act of 1933, as amended ("Securities Act"), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Proguard Acquisition Corp. that an exemption from registration under the act and any applicable state securities laws is available."

The Compensation Shares constitute a commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its resources to Company’s account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Compensation Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act, shall be measured from the Effective Date.

Company agrees that it shall take no action to cause the Compensation Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

Company agrees to timely take all action(s) necessary to permit the resale of the Compensation Shares pursuant to Rule 144 of the Securities Act or to otherwise clear the Compensation Shares of restriction as permitted under applicable Federal securities laws upon presentation of any Rule 144 application by Consultant or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, if permissible under applicable Federal securities laws, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense, (iii) delivering any additional documentation that may be reasonably required by Consultant, its broker or the Company’s transfer agent in connection with the legend removal request or other sale or transfer of the Compensation Shares pursuant to the provisions of Rule 144, including Rule 144 company representation letters, resolutions of the Board of Directors evidencing proper issuance of the Compensation Shares, etc., and (iv) cooperating and communicating with Consultant, its broker and the Company’s transfer agent in order to clear the Compensation Shares of restriction as soon as possible or otherwise permit the resale thereof pursuant to Rule 144, all in accordance with the provisions of applicable Federal securities laws.

Consultant’s compensation is not based on or tied to the share price of Company’s securities. No contract for price, express or implied, is made by this Agreement. No ‘free-trading’ stock has been issued or may be earned by Consultant pursuant to this Agreement and no ‘pay for performance’ arrangement is made hereunder.

The Parties shall negotiate and agree in good faith regarding Consultant’s compensation package for any Consulting Services to be provided beyond the scope of this Agreement or beyond the Initial Term, depending upon the Company’s needs at such time and the services being requested of Consultant.

Out of pocket expenses of the Consultant incurred in the provision of the Consulting Services will be billed in arrears and are due and payable within (10) days of the Company’s receipt of Consultant’s invoice.  All such out of pocket expenses shall be pre-approved by the Company in writing prior to being incurred.

3.           Consulting Services. The “Consulting Services,” described below, may include, at Company’s specific request and instruction (and subject to budget approval, if applicable):

(a) Providing consulting and liaison services to the Company relating to the implementation of its corporate and business development plan;

(b) Assisting Company to plan, review and create corporate communications, press releases, and presentations, the issuance of which shall be subject to applicable US securities laws, including those governing disclosure, private placements and public offerings; As permitted under applicable law, assisting the Company with respect to financial marketing and public relations, by (i) participating in discussions with the Company and the financial community with the Company’s approval (ii) arranging meetings between Company management and current and/or potential investors, including registered investment advisors, portfolio managers, broker-dealers, investment (hedge) funds and high net worth individuals, either in small groups or on a one-to-one basis, to help develop and expand relationships and generate interest in Company;

(c) Targeting analysts, brokers, portfolio managers, and investors that will receive news releases, notification of conference calls and mailings of or emails containing Company’s relevant corporate updates;

(d) Advising Company management concerning marketing and/or sales ideas, business development with Consultant’s network of contacts, investor profile information, methods of expanding Company investor support and increasing investor awareness of Company and its products and/or services, including leveraging on-line resources and tools such as social media (associated program costs will be passed through to Company with prior consent);

(g) Advising the Company on symposium presentations and investor conferences;

(h) Introducing Company to Consultant’s media contacts so as to propose interviews for the Company on respected news and internet business shows, as well as editorials in publications of general and industry specific interest; and

(i) Such other Consulting Services and assistance as Consultant and Company shall mutually deem reasonably necessary or appropriate to enhance Company’s business.

The Consulting Services are not intended to, will not constitute, and should never be construed as, engaging in the provision of legal advice or broker-dealer activities.

Company expressly agrees and acknowledges that Consultant’s obligations hereunder are to be performed in a commercially reasonable manner and that the execution of this Agreement cannot and does not guaranty any particular success or result.

4.           Approval of Information. Company shall furnish Consultant with such information as is reasonably required in order for Consultant to perform its duties hereunder (all such information so furnished, the “Information”).  Company recognizes and confirms that Consultant (i) will also use, and rely primarily on, the Information and information available from generally recognized public sources (the “Public Information”) in rendering its services without having independently verified the same, (ii) does not assume responsibility for the accuracy of completeness of the Information and Public Information, (iii) will not make an appraisal of any assets of Company, and/or (iv) will provide its advice hereunder based on the Information and the Public Information.  It is the Company’s responsibility to make certain that the Information to be furnished by Company, when delivered, will be true and correct in all material respects and will not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  Company shall promptly notify Consultant of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to Consultant, or in any Public Information to the extent that Company is aware of any such issues.

During the Initial Term and any Renewal Term, Company will give Consultant prompt notice of any material change in the assets, liabilities, condition (financial or otherwise), earnings, business affairs or business prospects of Company, whether or not arising in the ordinary course of business, as well as such other information concerning the business and financial condition of Company as Consultant may from time-to-time reasonably request.

Consultant shall make no representations, warranties or guarantees on behalf of Company without Company’s prior consent.

5. Confidentiality & Non-Circumvention. (a) Other than as required by applicable law, neither Party nor any of its consultants, employees, agents, and/or officers or directors shall disclose any knowledge or information they have obtained in the course of performing the Consulting Services, where such knowledge or information concerns the confidential affairs of the other Party, without that Party’s prior written consent.

(b)           In connection with the performance of the Consulting Services contemplated by this Agreement, the Consultant may gain access to Confidential Information (as hereinafter defined) of the Company.  Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which the Company states to be confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known to the Consultant. No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information to the Consultant.

(c)           The Consultant acknowledges and understands that (i) Confidential Information provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a competitor), (ii) the Company has a continuing interest in maintaining the confidentiality of Confidential Information and (iii) the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information.

(d)           For purposes hereof, “Confidential Information” includes, but is not limited to, information pertaining to business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, products, trade secrets, specifications, designs, plans, drawings, software, data, prototypes, processes, methods, research, development or other information relating to the business activities and operations of the Company.

(e)           The Consultant agrees to keep Confidential Information confidential and, except as authorized by the Company, in writing, the Consultant shall not, directly or indirectly, use Confidential Information for any reason except to perform the Consulting Services under this Agreement.  The Consultant acknowledges that such Confidential Information could be deemed to be material non-public information that is not generally available to the public.  The Consultant further acknowledges its understanding that Federal securities laws strictly prohibit any person who obtains inside information, and has a duty not to disclose it such as the Consultant, from using the information in connection with the purchase or sale of securities.

(f)           The restrictions in subsection (e) of this Section shall not apply to any Confidential Information if the Consultant can demonstrate that the Confidential Information: (i) is or becomes available to the public through no breach of this Agreement; (ii) was previously known by Consultant without any obligation to hold it in confidence; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Consultant without the use of the Confidential Information; (v) is approved for release by written authorization of the Company; (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vii) is disclosed in response to a valid order of a court or lawful request of a governmental agency, but only to the extent of and for the purposes of such order or request, provided that the Consultant notifies the Company of the order or request ten (10) days prior to disclosure and permits the Company to seek an appropriate protective order.

(g)           As a natural consequence of the relationship of the Parties, Consultant will introduce to Company certain third parties including investment banks and bankers, placement agents, broker-dealers, investors, lenders, agents, individuals, companies and/or trusts, attorneys, auditors, buyers and sellers of goods and services (hereinafter each individually referred to as a “Contact” or collectively as the “Contacts”), which such Contacts have been cultivated and are maintained at significant expense to Consultant. Company recognizes therefore that the Contacts are exclusive to Consultant and will remain so for the Initial Term, any Renewal Term, and for a period of two (2) years thereafter (the “Protected Period”). This Section shall survive termination of this Agreement.

In order to protect Consultant’s reasonable pecuniary and business interests in the Contacts, during the Protected Period:

(i)
Company agrees will not, on a global basis, directly or indirectly, alone, or in any capacity with another person or entity, enter into a relationship with any Contact, or with any person or entity presented to Company by any Contact, unless first disclosing such relationship to Consultant in writing, and acquiring Consultant’s written consent.

(ii)
 Company acknowledges that the protective provisions contained in this Section are reasonable and necessary for the legitimate protection of Consultant’s business interests. In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this section is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy should be enforced.

(iii)
Company agrees not to directly or indirectly circumvent, avoid or bypass (collectively, “Circumvention”) the terms of this Agreement, in an attempt to gain a benefit to the exclusion of Consultant. In the case of Circumvention by Company, Company will pay to Consultant a sum, as liquidated damages (and not as a penalty), that is equal to the fee that Consultant should have realized in the transactions that are the result of such Circumvention.

(iv)
The remedies in this Section are non-exclusive and shall not prevent Consultant from seeking damages it may have the right to recover, or from seeking injunctive relief. If Consultant commences legal proceedings to enforce the terms of this Section, and if Consultant prevails in such proceedings, Consultant will be entitled to recover all court costs and reasonable attorney’s fees.

6.           Limitations of Liability. (a) Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, losses sustained by the Company or any subsidiary, or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

(b)           Consultant has been retained only by Company, and is providing Consulting Services hereunder as an independent contractor (and not in any fiduciary or agency capacity).  Company’s engagement of Consultant is not on behalf of, and is not intended to confer rights upon, any shareholder, owner, director, officer or partner of Company or any other person not a Party hereto.  Unless otherwise agreed in writing by Consultant, no one other than Company is authorized to rely upon this Agreement or any other statements or conduct of Consultant. Company acknowledges that any recommendation or advice, written or oral, given to Company in connection with Consultant’s engagement is intended solely for the benefit and use of Company.

(c)           No agency, employment, partnership or joint venture shall be created by this Agreement, as the Parties are independent contractors with respect to one another.  Neither Party shall have authority to act as an agent of the other or to otherwise bind the other to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter.  Each Party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the Parties.

(d)           It shall always be within Company’s sole discretion whether, with whom and on what terms and conditions to accept any investment or with whom and on what terms to enter into any transaction or business relationship.

(e)           The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

(f)           Nothing in this Agreement shall restrict Consultant or any of its officers, directors, agents, affiliates or employees from engaging in any activity whatsoever, without limitation, receiving compensation for providing services similar to the Consulting Services to other clients, including potential competitors to Company or investing in any such client.

(g)           Any actual liability of Consultant and its officers, directors, controlling persons, employees or agents shall not exceed the amount of fees actually paid to Consultant by Company pursuant this Agreement.

7.           Indemnity. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorney’s fees that the indemnified Party may incur. The indemnified Party shall have the right to designate its own counsel in any action, claim or proceeding qualifying for indemnification hereunder.

8.           Miscellaneous Terms. (a) This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns. This Agreement may not be assigned by either Party without the other Party’s prior written consent.

(b)           If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby (including the remaining portion of any section of this Agreement containing a provision held to be invalid, illegal or unenforceable).

(c)           No supplement, modification, extension or amendment of this Agreement shall be binding unless memorialized in writing, signed by both Parties hereto.

(d)           The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

(e)           This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute but one and the same document.

(f)           This Agreement shall be governed by the laws of the State of Florida.  The parties agree that, should any dispute arise concerning this Agreement, the dispute shall be litigated in the Courts of Miami-Dade County, Florida, using Florida law without reference to any choice of law considerations. The Parties expressly agree to submit themselves to, and expressly waive any rights they may have to, contest the jurisdiction, venue or authority of any such Courts.

(g)           This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

(h)           In the interpretation of this Agreement, the ‘contra proferentem’ rule of construction will not apply (this agreement being the product of negotiations between commercially sophisticated Parties) and this agreement will therefore not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation and drafting hereof.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

Proguard Acquisition Corp.	American Capital Ventures, Inc.

/s/David A. Kriegstein	/s/ Howard Gostfrand
Name: David A. Kriegstein	Name: Howard Gostfrand
Title: Chief Executive Officer	TitleL: President